EXHIBIT 21.1

Subsidiaries of Virtu Financial, Inc.

The following are subsidiaries of Virtu Financial, Inc. as of December 31, 2018 and the jurisdictions in which they are organized. The names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of December 31, 2018, a "significant subsidiary" as that term is defined in Rule 1-02(w) of regulation S-X under the Securities Exchange Act of 1934.

Name	Jurisdiction of Organization
Virtu Financial LLC	Delaware
VFH Parent LLC	Delaware
Virtu Financial Operating LLC	Delaware
Virtu Financial Global Markets LLC	Delaware
Virtu Financial BD LLC	Delaware
Virtu Financial Intermediate Holdings LLC	Delaware
Virtu Financial Intermediate Holdings II LLC	Delaware
Virtu Financial Capital Markets LLC	New York
Virtu Financial Europe Limited	Dublin
Virtu Financial Ireland Limited	Dublin
Virtu Financial Ireland Holdings Limited	Dublin
Virtu Financial Global Services Singapore Pte Ltd.	Singapore
Virtu Financial Singapore Pte Ltd.	Singapore
Virtu Financial Asia Pty Limited	Sydney
Virtu KCG Holdings LLC	Delaware
Virtu Knight Capital Group LLC	Delaware
Virtu Strategic Holdings LLC	Delaware
Virtu Americas LLC	Delaware
KCG Europe Limited	England and Wales
Virtu GETCO, LLC	Illinois
Global Colocation Services LLC	Delaware
Virtu GETCO Holding Company LLC	Delaware
KCG Asia Pacific Pte. Ltd.	Singapore